EXHIBIT 99.B

                          PLAN AND AGREEMENT OF MERGER

     This Plan and Agreement of Merger entered into as of June 16, 1996 by and among Bay Networks, Inc., a Delaware corporation (the "Buyer"), Beta Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Penril DataComm Networks, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively in this Agreement as the "Parties".

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company, which merger will qualify as a tax-free reorganization described in
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). In such merger, the stockholders of the Company will receive solely voting capital stock of the Buyer in exchange for their capital stock of the Company.

     The Parties acknowledge that in the event that the transactions contemplated by this Agreement are not consummated, the Company would experience a substantial loss and hardship; therefore, to minimize the potential for such
(i) failure to consummate the transactions and (ii) loss and hardship, the Parties have knowingly agreed not to include in this Agreement many otherwise normal conditions to closing the transaction, including but not limited to, a condition that there shall be no material adverse change prior to the Effective Time (as defined below) to the Company, its business, financial condition, results of operations, or prospects, to the Company's industry or to the general business conditions.

     Now, therefore, in consideration of the representations, warranties and covenants in this Agreement contained, the Parties agree as follows.

                                    ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to in this Agreement as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

     1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreed upon location, commencing at 9:00 a.m. local time on a mutually agreeable date as soon as practicable after the date on which all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement have been satisfied or waived (the "Closing Date"), but in no event later than 150 days from the date hereof.

     1.3 Actions at the Closing. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger, and (d) the Buyer shall deliver a certificate for the Merger Shares (as defined below) to a bank, trust company or other entity reasonably satisfactory to the Company appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7.

     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

     (a) Each share of common stock, $0.01 par value per share, of the Company ("Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Company Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of common stock, $0.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Conversion Ratio (as defined below). The "Conversion Ratio" shall mean the number determined by dividing (i) $10.00 (ii) by the Buyer Stock Market Price. The "Buyer Stock Market Price" shall mean the average of the closing prices of the Buyer's Common Stock on the New York Stock Exchange (the "NYSE") five (5) consecutive trading days immediately preceding the second business day immediately preceding to the Closing Date. Stockholders of record of the Company ("Company Stockholders") shall be entitled to receive immediately all of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5(a) (the "Merger Shares").

     (b) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

     (c) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

     1.6 Dissenting Shares.

     (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his right to appraisal under the Delaware General Corporation Law or withdrawn, with the consent of the Company, his demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then
(i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5 (a), and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.5(a).

     (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

     1.7 Exchange of Shares

     (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the Merger Shares of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last


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sentence of Section 1.6(a)) ("Certificates"). On the Closing Date, the Buyer
shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares, as described in Section 1.5(a). As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate (other than those surrendered and paid for at the Closing) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to Section 1.5(a). Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Shares issuable pursuant to Section 1.5(a). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Shares issuable pursuant to Section 1.5(a). Holders of Certificates shall not be entitled to receive certificates for the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

     (b) If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Merger Shares issuable to such holder pursuant to Section 1.5(a) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to Section 1.5(a). The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (d) Promptly following the date which is six months after the Closing Date, the Exchange Agent shall return to the Buyer all Merger Shares in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Buyer and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Shares issuable with respect thereto pursuant to Section 1.5(a).

     1.8 Dividends. No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with Section 1.7. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

     1.9 Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share


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shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the closing price per share of the Buyer Common Stock on the NYSE, on the business day immediately preceding the business day prior to the Closing Date, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive. The fractional share interests of each Company Stockholder will be aggregated. and no Company Stockholder will receive cash in an amount equal to or greater than the value of one full share of Buyer Common Stock.

     1.10 Options and Rights.

     (a) As of the Effective Time, all obligations of the Company with respect to options to purchase Company Shares issued by the Company to the employees of the Company listed on Schedule 1.10 pursuant to its stock option plans ("Options"), whether vested or unvested, shall be assumed by the Buyer.

     (b) Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall he deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Company Shares subject to the unexercised portion of such Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded up or down to the nearest whole number or, in the case of .5, to the nearest odd number). The exercise price per share of each such Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged. In addition to the foregoing, the applicable provisions of each award agreement for Options to be outstanding after the Effective Time will be equitably adjusted after the Spin-off Transaction and prior to the Closing by the Company's Board of Directors to reflect the Spin-off Transaction (as defined herein).

     (c) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.10, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.10 and such notice).

     (d) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options. As soon as practicable after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (the "Securities Act") with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

     (e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option to the adjustment or amendment, as the case may be, of such Option or Right pursuant to this Section 1.10 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

     1.11 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.12 By-laws. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.13 Directors and Officers. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall remain as officers of the Surviving Corporation after the Effective Time, retaining their respective positions, except as specified by the Buyer pursuant to Section 5.2(g).


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     8.14 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     8.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part hereof.

     8.16 Non-Survival of Representations, Warranties and Agreements. No representations, warranties or agreements in this Agreement shall survive the Closing, except for those contained in Article I and Sections 4.10 (the last sentence only), 4.12, 4.13, 4.14, 4.15 and 4.17 and, to the extent relating to such specified provisions, those contained in this Article VIII.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                       THE BUYER:

                                       BAY NETWORKS, INC.

                                       By: /s/ Bruce I. Sachs
                                           -------------------------------------
                                       Title: Executive Vice President


                                       THE TRANSITORY SUBSIDIARY:

                                       BETA ACQUISITION CORP.

                                       By: /s/ Bruce I. Sachs
                                           -------------------------------------
                                       Title: Executive Vice President


                                       THE COMPANY:

                                       PENRIL DATACOMM NETWORKS, INC.

                                       By: /s/ Henry David Epstein
                                           -------------------------------------
                                       Title: President, Chief Executive Officer


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